UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2008 (June 24, 2008)

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On June 24, 2008, Zhengzhou Duesail Fracture Proppant Co. Ltd. ("Duesail"), the Chinese operating subsidiary of China GengSheng Minerals, Inc. (the "Company"), entered into a sales contract (the "Contract") valued at RMB10,220,000 (approximately $1.5 million) after taxes, with China National Petroleum Group Co., Ltd. ("China Petroleum").

Under the terms of the Contract, Duesail is obligated to supply fracture proppants to China Petroleum’s Jidong Oilfield, upon China Petroleum’s advance notice, from June 24, 2008 to December 31, 2008. Under the terms of the Contract, Duesail will receive payment from China Petroleum on a unit price basis, based on the quantity of products actually ordered and China Petroleum is not obligated to purchase any specific quantity of products. In addition, China Petroleum has the right to adjust the purchase price of the products if there is a downward fluctuation in the market price of the product. Duesail is obligated to pay a penalty equal to 1% of the total price of the delayed goods per day, for any delay in delivery of the fracture proppants, and in addition to such penalties, China Petroleum has the right to terminate the Contract if such delay occurs. China Petroleum also has the right to terminate the Contract if the quality of the products delivered does not meet the standard required by the Contract and Duesail does not cure such deficiency within the time provided. The Contract is governed by the laws of China.

The foregoing description of the Contract with China Petroleum is qualified by reference to the terms of the English translation from the original Chinese version attached to this Current Report as Exhibit 10.1, and is incorporated herein by reference. The Company’s press release regarding this event is attached to this current report as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description

10.1	Sales Contract, dated June 24, 2008, between Zhengzhou Duesail Fracture Proppant Co. Ltd. and China National Petroleum Group Co., Ltd., Jidong Oilfield.

99.1	Press release, dated June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: June 30, 2008	/s/ Shunqing Zhang
Shunqing Zhang Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Sales Contract, dated June 24, 2008, between Zhengzhou Duesail Fracture Proppant Co. Ltd. and China National Petroleum Group Co., Ltd., Jidong Oilfield.

99.1	Press release, dated June 30, 2008